UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 16, 2014 (June 11, 2014)

American Realty Capital – Retail Centers of America, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-55198	27-3279039
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

BMO Harris Bank N.A. Credit Facility

On June 11, 2014, the Company, through its operating partnership, American Realty Capital Retail Operating Partnership, L.P. (the “Operating Partnership”), entered into a credit agreement relating to a new revolving credit facility (the “Credit Facility”) which provides for aggregate revolving loan borrowings of up to $100.0 million (subject to borrowing base availability), a swingline subfacility of $25.0 million (but not to exceed 10% of the commitments then in effect) and a $5.0 million letter of credit subfacility, subject to certain conditions. Through an uncommitted “accordion feature,” the Operating Partnership, subject to certain conditions, may increase commitments under the Credit Facility to up to $250.0 million. Borrowings under the Credit Facility, along with cash on hand from the Company’s ongoing initial public offering, are expected to be used to finance portfolio acquisitions and for general corporate purposes.

BMO Capital Markets acted as joint bookrunner and joint lead arranger for the Credit Facility and its affiliate, BMO Harris Bank N.A., is the administrative agent, letter of credit issuer, swingline lender and a lender thereunder. Regions Capital Markets acted as joint bookrunner and joint lead arranger for the Credit Facility and its affiliate, Regions Bank, is the syndication agent and a lender thereunder.

The Credit Facility will mature on June 11, 2018, provided that the Operating Partnership, subject to certain conditions, may elect to extend the maturity date one year to June 11, 2019.

Borrowings under the Credit Facility will initially bear interest, at the Operating Partnership’s election, at either (i) base rate (which is defined in the credit agreement as the greatest of (a) the prime rate in effect on such day, (b) the federal funds effective rate in effect on such day plus 0.50%, and (c) LIBOR for a one month interest period plus 1.0%) plus an applicable spread ranging from 0.50% to 1.75%, depending on the Company’s consolidated leverage ratio, or (ii) LIBOR plus an applicable spread ranging from 1.50% to 2.75%, depending on the Company’s consolidated leverage ratio.  After the Operating Partnership acquires a tangible net worth greater than or equal to $500.0 million, borrowings under the Credit Facility will bear interest at either (i) base rate (which is defined in the credit agreement as the greatest of (a) the prime rate in effect on such day, (b) the federal funds effective rate in effect on such day plus 0.50%, and (c) LIBOR for a one month interest period plus 1.0%) plus an applicable spread ranging from 0.35% to 1.25%, depending on the Company’s consolidated leverage ratio, or (ii) LIBOR plus an applicable spread ranging from 1.35% to 2.25%, depending on the Company’s consolidated leverage ratio.

The Credit Facility provides for quarterly interest payments for each base rate loan and periodic interest payments for each LIBOR loan, based upon the applicable interest period (though no longer than three (3) months) with respect to such LIBOR loan, with all principal outstanding being due on the maturity date. The Credit Facility may be prepaid at any time, in whole or in part, without premium or penalty. In the event of a default, the lenders have the right to terminate their obligations under the Credit Facility and to accelerate the payment on any unpaid principal amount of all outstanding loans. The Company, certain of its subsidiaries and certain subsidiaries of the Operating Partnership will guarantee, and the equity of certain subsidiaries of the Operating Partnership will be pledged as collateral for, the obligations under the Credit Facility.

Borrowings under the Credit Facility are subject to customary conditions including (a) the bring-down of the representations and warranties set forth in the credit agreement, (b) the absence of a default existing, (c) timely notice by the Operating Partnership and (d) borrowing base availability. The Credit Facility also contains various customary covenants, including but not limited to financial maintenance covenants with respect to maximum consolidated leverage, minimum fixed charge coverage, maximum other recourse debt leverage and minimum tangible net worth.

The description of the Credit Facility in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the credit agreement. The Company will file the credit agreement relating to the Credit Facility with the Securities and Exchange Commission as an exhibit to its next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

Date: June 16, 2014	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors